Gibraltar Strengthens Position in Growing US Greenhouse Market with Acquisition of Nexus Corporation

Buffalo, NY, October 11, 2016 - Gibraltar Industries, Inc. (Nasdaq: ROCK), a leading manufacturer and distributor of building products for industrial, infrastructure, residential, and renewable energy and conservation markets, announced that it has acquired privately held Nexus Corporation for $25 million in an all cash transaction that closed today. The transaction enables Gibraltar to strengthen its position in the commercial greenhouse market in the United States.
“The acquisition of Nexus complements our RBI greenhouse company and positions the business as a leader in the U.S. commercial greenhouse market,” said Gibraltar Chief Executive Officer Frank Heard. “Nexus’ leadership in serving the commercial and institutional greenhouse segments dovetails with our current presence in these segments. We expect our combined efforts will enable us to invest further in developing advanced structures and environmental control products for the greenhouse industry. We are excited to welcome the Nexus team to Gibraltar.”
“We are positive about the future of Nexus under the Gibraltar umbrella,” said retiring Nexus shareholders Mike Porter and Cheryl Longtin. “With Gibraltar’s support, we expect Nexus will expand its offerings and services to customers in our key markets.”
With its nearly 25 years serving the greenhouse industry, Colorado-based Nexus has built a strong brand from serving the institutional, and commercial markets with steel and aluminum structures. The U.S. greenhouse structures market is estimated at approximately $250 million and is expected to grow at a 10% rate in 2017, driven by increased demand for organic, locally grown food as well as demands from the floriculture market and public and private research.
Nexus is expected to generate revenues of $30 million in the year ending December 31, 2016. The results of Nexus will be included in the Company’s consolidated financial results from the date of acquisition and, therefore, Gibraltar does not expect the acquisition to have a material impact on its consolidated revenues or earnings in 2016. The all cash purchase price was funded from available cash.

About Gibraltar
Gibraltar Industries is a leading manufacturer and distributor of building products for industrial, infrastructure, residential, and renewable energy and conservation markets. With a four-pillar strategy focused on operational improvement, product innovation, acquisitions and portfolio management, Gibraltar’s mission is to drive best-in-class performance. Gibraltar serves customers worldwide through facilities in the United States, Canada, Germany, China, and Japan. Comprehensive information about Gibraltar can be found on its website at www.gibraltar1.com.
Safe Harbor Statement
Information contained in this news release, other than historical information, contains forward-looking statements and is subject to a number of risk factors, uncertainties, and assumptions. Risk factors that could affect these statements include, but are not limited to, the following: the availability of raw materials and the effects of changing raw material prices on the Company’s results of operations; energy prices and usage; changing demand for the Company’s products and services; changes in the liquidity of the capital and credit markets; risks associated with the integration and performance of acquisitions; and changes in interest and tax rates. In addition, such forward-looking statements could also be affected by general industry and market conditions, as well as general economic and political conditions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law or regulation.

Contact:
Kenneth Smith
Chief Financial Officer
716.826.6500 ext. 3217
kwsmith@gibraltar1.com

2